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                                                               Exhibit 10.5

[LETTERHEAD]
Mueller Industries, Inc.
888 Seventh Avenue
Suite 3300
New York, New York 10106
(212)397-5565

March 3, 1992

Mr. Harvey Karp
Mueller Industries, Inc. 888 Seventh Avenue
New York, NY 10106

Dear Mr. Karp:

This letter is to confirm the granting of an option to purchase an additional 500,000 shares of the Company's common stock on the terms and conditions, and at the same price ($8.25) as under the Option Agreement with you dated December 4, 1991 except as follows:

(a) The number of shares granted hereunder shall be reduced by the number of options shares, which the Company may grant as an inducement to secure the services of a President or similar officer. The President or similar officer may either be a new employee or a present employee.

(b) The options hereunder shall not be exercisable until the President or similar officer commences performing his duties, or such earlier date as the Board may determine, or December 31, 1993, whichever occurs first. In the event the President or similar officer is not selected by December 31, 1993, the Compensation Committee of the Board reserves the right to set aside a portion of the 500,000 shares for the future President or similar officer.

(c) All other conditions of this grant remain the same as the previous stock option agreement dated December 4, 1991 (copy attached).

Very truly yours,

MUELLER INDUSTRIES, INC.


By:/s/Earl W. Bunkers
      Earl W. Bunkers

                                       APPROVAL:
                                                /s/Harvey L. Karp
                                                Harvey L. Karp

ALSO APPROVED BY:
/s/Gary S. Gladstein
Gary S. Gladstein
Chairman of Compensation Committee


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